EXHIBIT 5.1
November 27, 2007

(949) 451-3800	C 03820-00004
(949) 451-4220

Ashworth, Inc.
2765 Loker Avenue West
Carlsbad, CA 92010
Re: Ashworth, Inc.
Registration Statement on Form S-8 (File No. 333- )
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8, File No. 333-                     (the “Registration Statement”), of Ashworth, Inc., a Delaware corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 200,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), under the Ashworth, Inc. 2007 Nonstatutory Stock Option Plan (the “Plan”).
     We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan against payment therefor, will be validly issued, fully paid and non-assessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ Gibson, Dunn and Crutcher LLP